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                                                                     EXHIBIT 2.7


                            NONCOMPETITION AGREEMENT


                  THIS NONCOMPETITION AGREEMENT ("Agreement") is made and entered into as of this 2nd day of March, 1998, by and among Choi Yat Ming ("Executive"), Rayfa (BVI) Limited, a British Virgin Islands company ("Rayfa"), SRS Labs, Inc., a Delaware corporation (the "Company"), and Valence Technology Inc., a British Virgin Islands company ("Valence").

                                    RECITALS

                  WHEREAS, the Executive, prior to the date hereof, has been an executive officer of Valence Semiconductor Design Limited, a Hong Kong company and a wholly-owned subsidiary of Valence ("VSD").

                  WHEREAS, the Executive is the sole record and beneficial holder of the issued and outstanding share capital of Rayfa;

                  WHEREAS, Rayfa is the record and beneficial holder of 17.93% of the issued and outstanding share capital of Valence;

                  WHEREAS, the Company is entering into two separate stock purchase agreements to acquire 100% of the issued and outstanding share capital of Valence (the "Valence Shares");

                  WHEREAS, Rayfa is a party to one of the two stock purchase agreements, namely that certain Stock Purchase Agreement dated February 24, 1998 by and among the Company, Valence, Rayfa, Thomrose Holdings (BVI) Limited, Cape Spencer International Limited and Anki (BVI) Limited (the "Valence Stock Purchase Agreement"), and pursuant thereto has agreed to sell all of the Valence Shares that it owns to the Company;

                  WHEREAS, as a condition to the closing of the Valence Stock Purchase Agreement, the Executive shall enter an Employment Agreement with the Company and VSD (the "Employment Agreement");

                  WHEREAS, the parties hereto agree that it would be detrimental to the Company if either the Executive or Rayfa, directly or indirectly, were to engage in the business of Valence or any Affiliate of Valence once the Executive ceases to be employed by the Company or Valence, particularly while the Executive is in possession of confidential, secret or proprietary information about the business of Valence or any of its Affiliates;

                  WHEREAS, to protect the value of the Valence Shares being acquired by the Company, and in consideration for the issuance by the Company to Rayfa of 37,500 shares of the Company's common stock, the parties hereto have agreed to enter into this Agreement. The agreements contained herein are valuable, bargained-for consideration, and the purchase of the Valence Shares by the Company as contemplated by the Stock


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Purchase Agreement described above is based in substantial part on the Company's reliance on the agreements set forth herein.

                                       AGREEMENT

                  In consideration of the above recitals and of the terms, conditions and covenants set forth below, the parties agree as follows:

           1.     Noncompetition.

                  (a) Except as otherwise explicitly permitted by this Agreement, from the Closing Date (as defined in the Stock Purchase Agreement) and continuing throughout the duration of Executive's employment with the Company or any of its Affiliates and thereafter for the remainder of the then current term of the Employment Agreement plus twelve (12) months, (the "Noncompete Term"), Executive and Rayfa will not, either directly or indirectly, and will not permit any Covered Entity to, either directly or indirectly, engage or participate in any business or enterprise competing with Valence, any Affiliate of Valence or any Managed Entity (as now or hereafter conducted) in the Territory.

                  (b) A "Covered Entity" means every Affiliate of Executive and Rayfa and every business, association, trust, entity, corporation, partnership or proprietorship in which Executive, Rayfa or any Affiliate of Executive or Rayfa has an ownership interest or profit sharing percentage of five percent (5%) or more, or a firm from which Executive, Rayfa or any Affiliate of Executive or Rayfa receives or is entitled to receive income or compensation, or in which Executive, Rayfa or any Affiliate of Executive or Rayfa has an interest as a lender. The agreements of Executive and Rayfa contained herein specifically apply to each entity which is presently a Covered Entity or which becomes a Covered Entity subsequent to the date of this Agreement.

                  (c) Executive, Rayfa and any Covered Entity will be deemed to be engaging or participating in competition prohibited by this Agreement if Executive, Rayfa or a Covered Entity contracts with, consults with, advises or assists (financially or otherwise) any other party to engage in activities which may not, consistent with this Agreement, be undertaken directly by Executive, Rayfa or a Covered Entity, whether or not such contract, consultation, advice or assistance is for explicitly stated compensation.

                  (d) "Affiliate" means, with respect to any party, any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with such party; provided, however, that the Company shall not be deemed to be an Affiliate of Valence. "Control" means (i) in the case of corporate entities, direct or indirect ownership of at least twenty-five percent (25%) of the stock or participating shares entitled to vote for the election of directors; and (ii) in the case of non-corporate entities (such as limited liability companies, partnerships or limited partnerships), either (A) direct or indirect ownership of at least twenty-five percent (25%) of the equity interest, or (B) the power to direct the management and policies of the noncorporate entity.




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                  (e) A "Managed Entity" means any corporation, company,
partnership, joint venture and/or firm in which the Company, Valence or any Affiliate of the Company or Valence has a direct or indirect equity interest or interest as a lender and in which Executive has at any time held a management position.

                  (f) "Territory" means the entirety of each of Hong Kong, the People's Republic of China and Taiwan. Executive and Rayfa acknowledge that Valence and its Affiliates are and have been conducting business throughout the entire Territory. Executive and Rayfa agree and acknowledge that Valence and the Company have a valid and legitimate business interest in protecting their business in the Territory from any activity prohibited by this Agreement.

           2.     Non-Solicitation of Employees.

                  During the Noncompete Term, Executive and Rayfa will not, either directly or indirectly, and will not permit any Covered Entity to, either directly or indirectly, hire, solicit, take away, or attempt to hire, solicit or take away (either on behalf of Executive or Rayfa or on behalf of any other person or entity) any person (a) who is then an employee of Valence, any Affiliate of Valence or any Managed Entity, or (b) who has terminated his or her employment by Valence, any Affiliate of Valence or any Managed Entity without the consent of such employer, within 180 days of such termination.

           3.     Non-Solicitation of Customers and Suppliers.

                  During the Noncompete Term, Executive and Rayfa will not, directly or indirectly, and will not permit any Covered Entity to, either directly or indirectly, with respect to each and every individual, corporation, partnership, company or other association that during Executive's term of employment by the Company, Valence or any of its Affiliates (a) has obtained or contracted to obtain intellectual property, technology, goods or services from Valence, any Affiliate of Valence or any Managed Entity (a "Customer") and with which the Executive or Rayfa had contact during his term of employment by the Company, Valence or any of its Affiliates, or (b) became known to the Executive or Rayfa as a Customer or potential Customer of Valence, any Affiliate of Valence or any Managed Entity in any manner and whose name and/or address would constitute proprietary or confidential information, or (c) has a contractual relationship with Valence, any Affiliate of Valence or any Managed Entity to provide intellectual property, technology, goods or services to be utilized in the business of Valence, any Affiliate of Valence or any Managed Entity (a "Supplier"), solicit, call upon, divert or take away such Customer or potential Customer or Supplier as a client, customer or supplier on his behalf or on behalf of any other individual, corporation, company, partnership or other association conducting a business substantially similar to the business of Valence, any Affiliate of Valence or any Managed Entity or cause or attempt to cause such Customer or potential Customer or Supplier to redirect, terminate, limit, modify or fail to enter into any actual or potential relationship with Valence, any Affiliate of Valence or any Managed Entity involving the business of Valence, any Affiliate of Valence or any Managed Entity, notwithstanding that any such Customer, potential Customer or Supplier may have been induced to give his or its patronage to Valence, any




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Affiliate of Valence or any Managed Entity by the solicitation by the Executive or Rayfa or by someone on the Executive's or Rayfa's behalf.

           4.     Enforcement.

                  (a) Executive and Rayfa acknowledges that a breach of this Agreement by Executive, Rayfa or any Covered Entity will cause serious and potentially irreparable harm to Valence, the Company, each of their Affiliates and each Managed Entity. Executive and Rayfa therefore acknowledge that a breach of this Agreement by either of them or any Covered Entity cannot be adequately compensated in an action for damages at law, and equitable relief would be necessary to protect Valence, the Company, each of their Affiliates and each Managed Entity from a violation of this Agreement and from the harm which this Agreement is intended to prevent. By reason thereof, Executive and Rayfa acknowledge on behalf of themselves and each Covered Entity that Valence, the Company, each of their Affiliates and each Managed Entity are entitled, in addition to any other remedies they may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement. Executive and Rayfa acknowledge, however, that no specification in this Agreement of a specific legal or equitable remedy may be construed as a waiver of or prohibition against pursuing other legal or equitable remedies in the event of a breach of this Agreement by Executive, Rayfa or any Covered Entity.

                  (b) Notwithstanding anything to the contrary, this Agreement shall be of no force and effect if Executive obtains (i) a final judgment (after exhaustion of all appeals and termination or waiver all rights to appeal) stating that the Company or Valence has committed a material monetary breach of the Employment Agreement which the Company or Valence did not cure within a reasonable period of time or (ii) a final, binding arbitration award in favor of Executive pursuant to Section 27 of the Employment Agreement.

           5.     Survival.

                  All recitals, covenants, commitments and agreements of any of the parties made in this Agreement survive the execution and delivery of this Agreement and the closing of the transactions contemplated by the Stock Purchase Agreement.

           6.     Binding Effect; Successors and Assigns.

                  This Agreement may be assigned by the Company or Valence if such assignment is accompanied by the sale of the stock of the Company or Valence, as applicable, or of substantially all of the assets of the Company or Valence, as applicable. The terms and provisions set forth in this Agreement inure to the benefit of and are enforceable by the Company and its successors, assigns, and successors-in-interest, including without limitation any corporation with which the Company may be merged or by which it may be acquired, or which may be the acquiring corporation in an asset sale transaction or other form of corporate reorganization. This Agreement may not be assigned by Executive or Rayfa.




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           7.     Severability.

                  In the event that any provision or term of this Agreement, or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographic and temporal restrictions and provisions contained in this Agreement) is held to be unenforceable or invalid for any reason, such provision or portion thereof will be modified or deleted in such a manner as to make this Agreement, as modified, legal and enforceable to the fullest extent permitted under applicable laws.

           8.     Governing Law.

                  This Agreement will be governed by and construed in accordance with the laws of Hong Kong without regard to the conflicts of law principles thereof.

           9.     Venue.

                  The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of California, County of Orange, and/or the United States District Court for the Central District of California (Southern Division) for any actions, suits, controversies or proceedings arising out of or relating to this agreement and the transactions contemplated hereby (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth above shall be effective service of process for any action, suit or proceeding brought against the parties in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit, controversies or proceeding arising out of this agreement or the transactions contemplated hereby, in the courts of the State of California, County of Orange and/or the United States District Court for the Central District of California (Southern Division), and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient or improper forum.

           10.    Notices.

                  All notices, claims, requests, demands and other communications hereunder ("notices") shall be in writing and shall be deemed to have been given if personally delivered or if sent by telecopy or facsimile or mailed by overnight, commercial air courier service or by first class, registered or certified mail, postage prepaid, and properly addressed as follows:




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                  To Executive        Valence Technology Inc.
                  or Rayfa:           Unit 413 4th Floor
                                      Hong Kong Industrial Technology Centre
                                      72 Tat Chee Avenue
                                      Kowloon Tong, Hong Kong
                                      Attention: Choi Yat Ming
                                      Fax: (852) 2776-7770

                  with a copy to:     Milbank, Tweed, Hadley & McCloy
                                      3007 Alexandra House
                                      16 Chater Road
                                      Hong Kong
                                      Attention:  Douglas Tanner, Esq.
                                      Fax: (852) 2840-0792

                  To Company          SRS Labs, Inc.
                  or Valence:         2909 Daimler Street
                                      Santa Ana, California 92705
                                      Attention: John Au Yeung, Director
                                      Fax: (714) 852-1099


                  with a copy to:     Paul, Hastings, Janofsky & Walker LLP
                                      695 Town Center Drive, 17th Floor
                                      Costa Mesa, California 92626
                                      Attention: John F. Della Grotta, Esq.
                                      Fax: (714) 979-1921

Any party may change its address for the purpose of this Article by giving the other parties written notice of the new address in the manner set forth above. Notice will conclusively be deemed to have been given when personally delivered, or if given by mail, on the second day after being sent by an overnight, commercial air courier service or on the fifth day after being sent by first class, registered or certified mail, or if given by telecopy or facsimile machine, when confirmation of transmission is indicated by the sender's telecopy or facsimile machine.

           11.    Miscellaneous Terms.

                  (a) The headings contained in this Agreement are for reference purposes only, are not necessarily descriptive of the paragraphs to which they relate and shall not affect the meaning or interpretation of this Agreement.

                  (b) No change, modification, addition or amendment to this Agreement will be valid unless in writing and signed by the party against which enforcement of such change, modification, addition or amendment is sought.

                  (c) The parties agree to cooperate in good faith to accomplish the objectives of this Agreement and, to that end, agree to execute and/or deliver from time to




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time such other and further instructions and documents and to take such other actions as may be necessary or convenient to fulfillment of these purposes.

                  (d) No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, will be deemed to be, or may be construed as, a further or continuing waiver of any such term, provision or condition.

                  (e) In the event of any dispute concerning the interpretation of this Agreement or its enforcement, or any proceeding arising out of or in connection with an alleged or actual breach of this Agreement, the prevailing party will be entitled to recover, in addition to any other relief obtained or awarded, any reasonable attorneys' fees and expenses incurred in relation to such dispute, enforcement or proceeding.



                               (signature page follows)











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           IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement on the date first above written.


                                   SRS LABS, INC.


                                   By: /s/ THOMAS C.K. YUEN
                                      -----------------------------------------
                                      Thomas C.K. Yuen
                                      Chairman of the Board
                                      and Chief Executive Officer





                                      VALENCE TECHNOLOGY INC.,
                                      a British Virgin Islands Company


                                   By: /s/ THOMAS WAH  TONG WAN
                                      -----------------------------------------
                                      Thomas Wah  Tong Wan,
                                      President and Chief Executive Officer





                                      RAYFA (BVI) LIMITED.
                                      a British Virgin Islands Company


                                   By: /s/ CHOI YAT MING
                                      -----------------------------------------
                                      Choi Yat Ming
                                      Director




                                      /s/ CHOI YAT MING
                                      -----------------------------------------
                                      Choi Yat Ming